Exhibit 99.1
PRIMUS GUARANTY COMMENTS ON CDS ON
ASSET-BACKED SECURITIES
Hamilton, Bermuda, April 27, 2009 — Primus Guaranty, Ltd. (NYSE:PRS) today announced that two asset-backed securities, referenced by credit default swaps (“CDS”) written by Primus Financial Products, LLC (“Primus Financial”), were downgraded below Caa2 by Moody’s Investors Service (“Moody’s”). The notional principal on these CDS with counterparties is $15 million. Under the terms of the ISDA master agreement governing CDS on asset-backed securities, a downgrade of the underlying security to CCC (Standard & Poor’s) or Caa2 (Moody’s), or below, is considered a credit event.
Primus Financial will make a provision for the credit event in the first quarter. In accordance with the ISDA master agreement, until the referenced asset-backed security is presented to the company, the credit swaps remain outstanding and premiums are required to be paid by the counterparty. Primus Financial does not expect any immediate capital impact. As of March 31, 2009, Primus Financial’s portfolio of CDS on ABS that have not technically defaulted was $5 million.
About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products provides protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.
Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.
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